FOR IMMEDIATE RELEASE

Duckwall-ALCO Stores Completes New Credit Facility

Abilene, Kan. (February 16, 2010) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) announced today that the Company has closed on a new $120 million four-year revolving credit facility with Bank of America, N.A. and Wells Fargo Retail Finance, LLC.

The new facility is available to the Company for financing working capital assets, including the purchase of inventory and equipment during the ordinary course of business. The facility is also available to the Company for acquisitions and other general corporate purposes. This facility replaces the Company’s previous $105 million revolving credit facility.  As of fiscal year end January 31, 2010, the Company had $35.2 million borrowed under its previous revolving credit facility.

“We are very pleased to continue our strong banking relationship with Bank of America and Wells Fargo,” said Donny Johnson, Executive Vice President and Chief Financial Officer. “This new four-year revolving credit facility gives us the financial flexibility to be able to execute on our strategic plans during what has become a very challenging time for retailers.”

About Duckwall-ALCO Stores, Inc.
Duckwall-ALCO Stores, Inc. is a regional broad line retailer that specializes in meeting the needs of smaller, underserved communities across 23 states, primarily in the central United States. The Company offers an exceptional selection of quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 258 stores, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 109 years. To learn more about Duckwall-ALCO Stores, Inc., visit www.ALCOstores.com.

Forward-looking statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:
Donny R. Johnson
Executive Vice President - Chief Financial Officer
785-263-3350 X164
email: djohnson@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-652-6547
email: dhagen@hagenandpartners.com